STATE OF CONNECTICUT
                      DEPARTMENT OF PUBLIC UTILITY CONTROL



JOINT APPLICATION OF ENERGY EAST                     : DOCKET NO. 99-08
CORPORATION AND CTG RESOURCES,                       :
INC. FOR APPROVAL OF A CHANGE OF                     :
CONTROL                                              :
                                                     : AUGUST 11, 1999




                                JOINT APPLICATION
                                       FOR
                         APPROVAL OF A CHANGE OF CONTROL


FOR ENERGY EAST CORPORATION          FOR CTG RESOURCES, INC.

Kenneth M. Jasinski, Executive Vice  Reginald L. Babcock, Vice President,
President and General Counsel        General Counsel & Secretary
P.O. Box 1196                        100 Columbus Boulevard
Stamford, Connecticut  06904-1196    P. O. Box 1500
Telephone:  (203) 325-0690           Hartford, Connecticut 06144-1500
Facsimile:  (203) 325-1901           Telephone: (860) 727-3459
                                     Facsimile: (860) 727-3500

James E. Rice                        Dwight A. Johnson
Brody, Wilkinson and Ober, P.C.      Murtha, Cullina, Richter and  Pinney LLC
2507 Post Road                       CityPlace I, 185 Asylum Street
Southport, CT  06490-1259            Hartford, CT 06103-3469
Telephone:  (203) 319-7112           Telephone:  (860) 240-6024
Facsimile:   (203) 254-1772          Facsimile:  (860) 240-6150

                                TABLE OF CONTENTS


                                                                     PAGE

EXECUTIVE SUMMARY                                                       1

I.  INTRODUCTION                                                        4

II.  DESCRIPTION OF APPLICANTS                                          8

    A.  Energy East Corporation                                         8
        -----------------------

    B.  CTG Resources, Inc.                                            10
        ------------------

    C.  Communications/Correspondence                                  12
        -----------------------------

III.  REASONS FOR THE MERGER AND DESCRIPTION OF THE                    13
TRANSACTION

    A.  Reasons for the Merger                                         13
        ----------------------

        1.  Enhanced Competition                                       13

        2.  New Regulatory Framework                                   15

    B.  A Description of the Transaction                               16
        --------------------------------

IV.  ALL OF THE STATUTORY CONDITIONS UNDER CONN. GEN.                  18
     STAT.  16-47 ARE SATISFIED FOR THE DEPARTMENT TO
     APPROVE THE CHANGE IN CONTROL

    A.  Energy East is Financially Suitable to Acquire                 18
        ---------------------------------------------
        Control of CTG Resources, Inc.
        ------------------------------

    B.  Technological and Managerial Suitability of                    19
        -------------------------------------------
        Energy East
        -----------

    C.  The Connecticut Natural Gas Corporation                        22
        ---------------------------------------
        Will Continue to Provide Safe, Adequate and Reliable
        ----------------------------------------------------
        Service to the Public
        ---------------------

                             TABLE OF CONTENTS

                                                                    PAGE


V.  THE MERGER WILL BENEFIT CONNECTICUT, EMPLOYEES                    23
    AND CONSUMERS

VI.  CONCLUSION                                                       26

APPENDIX I - Compliance with Conn. Gen. Stat. S 16-47 Requirements    29

APPENDIX II - List of Exhibits                                        38

LIST OF EXHIBITS

EXECUTIVE  SUMMARY

     CTG Resources, Inc. ("CTG") and Energy East Corporation ("Energy East") come before the Department of Public Utility Control at a time of unparalleled change in the energy industry, to present a merger plan that incorporates important opportunities. In the space of just a few months, all of Connecticut's local distribution companies ("LDCs") have announced merger plans, including the merger plan recently announced by Connecticut Energy Corporation and Energy East. The pace of this change is unprecedented.

     One result of these developments will be the various proceedings before the Department of Public Utility Control. Without minimizing the significance of this Application, it is a fairly narrow proceeding that addresses well-defined requirements, focused on the basic suitability of Energy East to acquire control of the regulated assets of CTG. Matters concerning rates, revenues and related issues are expected to be addressed fully in a separate proceeding which CTG's regulated subsidiary, Connecticut Natural Gas Corporation ("CNG"), plans to file later this year.

      Unquestionably, the merger of CTG with Energy East will have a positive impact on customers, employees and Connecticut, and the implications for competition, are just as compelling. They are the foundations of the merger, and this Application and the ensuing proceedings will clarify these advantages.

     Considerable portions of this Application are identical to the application filed in the Energy East/Connecticut Energy merger (Docket No. 99-07-20) and other portions are very similar, in recognition of the common aspects of both transactions. Nevertheless, the two applications constitute independent proceedings, and each decision must rest on its own merits.

      CNG has consistently posted a distinguished record of delivering quality natural gas service to customers at low prices. Its gas costs have been lower than those of the other Connecticut LDCs year after year, and generally are lower than those of all other New England LDCs. It is recognized for the high quality of both its customer service and record of consumer satisfaction. It has been innovative in the development of non-traditional markets, first with its interruptible customers and later with its off-system market. CNG leadership in formulating policy with regulators and legislators has served the public and the company extremely well.

     It is imperative that this record of positive change and adaptation be sustained, and the best means for CNG to continue doing so is through the combination with Energy East. Energy East is committed to introducing an innovative, new approach to natural gas ratemaking in Connecticut with its proposal for an alternative rate regulation which provides ratepayers with rate certainty and revenue sharing above certain thresholds and which provides the utility with the opportunity for growth and rewards for assuming business and financial risks. Such innovation offers striking benefits for gas customers, and will distinguish Connecticut regulatory policy among the states. These undertakings would be immensely more difficult, if not impossible, by CNG alone. Energy East has developed a significant expertise through the similar rate structure it pioneered in New York. CNG looks forward to capitalizing on the learning curve that Energy East has already created.

     Energy East's knowledge goes well beyond expertise in ratemaking for LDCs. As a combination gas and electric company, it understands the interrelation of the natural gas and electricity markets. The ability to access this knowledge base and participate on a more comprehensive basis in the northeastern energy marketplace are significant advantages for CNG. Energy East has aggressively expanded its gas business in New York, New Hampshire and Maine, and also seeks to do so in Vermont. It will bring the same business approach to Connecticut. CNG's business will grow, as new customers and new territories are served. In short, Energy East is a prime mover in recognizing and seizing the opportunities presented by the deregulation of the energy industry. Energy East is willing to assume reasonable business risks while delivering the highest quality service to customers.

I.     INTRODUCTION

     Energy East and CTG (collectively "Applicants") herein request that the Department of Public Utility Control ("Department") approve the change of control of CTG, and particularly its regulated subsidiary, CNG, to Energy East. This application ("Application") is made pursuant to Connecticut General Statutes ("Conn. Gen. Stat.") S16-47 and SS16-1-65, 16-1-65A and 16-1-65B of the Regulations of Connecticut State Agencies ("R.C.S.A.").

     The proposed change of control transaction is structured as a merger of Oak Merger Co., 1 and CTG. CTG will merge into Oak Merger Co., with Oak Merger Co. being the surviving company. Oak Merger Co. will be renamed "CTG Resources, Inc." and will continue to conduct CTG utility operations as a direct wholly-owned subsidiary of Energy East (the "Merger"). As a result of the transaction, Oak Merger Co. will become a wholly-owned first tier subsidiary of Energy East, with CNG remaining as a wholly-owned, first tier subsidiary of Oak Merger Co.2 CNG will, after consummation of the Merger, become an indirect wholly-owned subsidiary of Energy East. There is no

___________________
1 Oak Merger Co. is a Connecticut corporation formed by Energy East in June, 1999 solely for the purpose of merging with CTG Resources. Oak Merger Co. is wholly-owned by Energy East and is a different corporation than the merger subsidiary created by Energy East to consummate the Connecticut Energy transaction. The mailing address of Oak Merger Co.'s principal executive offices is c/o Energy East Corporation, One Canterbury Green, Fourth Floor, Stamford, Connecticut 06901.

2 CNG is subject to the jurisdiction of the Department as a public service company pursuant to Title 16 of the Connecticut General Statutes: CNG is a "gas company" and therefore, by definition, a public service company. Conn. Gen. Stat. S 16-1.

merger of public service companies.3 The change of control transaction will not affect the Department's ability to regulate the operations of CNG. CNG's management will remain in place, including the President and Chief Executive Officer ("CEO"), who will remain located in Hartford. The current CNG Board of Directors will continue as an Advisory Board with responsibility for local community issues, including the investment of $500,000 in community activities. All of these efforts will ensure continued and involvement by current CTG and CNG management in CNG's future after the merger is completed.

          CTG's principal unregulated subsidiary, The Energy Network ("TEN"), which provides district heating and cooling services in Hartford, holds a partnership interest in the Iroquois pipeline, and conducts other business, also initially will remain a direct subsidiary of CTG and will become an indirect wholly-owned subsidiary of Energy East.

          To effectuate the transaction, Energy East and CTG have executed an Agreement and Plan of Merger ("Merger Agreement"), dated as of June 29, 1999, a copy of which is attached as Exhibit 1, and described in more detail below. The proposed transaction will be consummated in accordance with all applicable federal and state laws and regulations, including, but not limited to, the Securities Act of 1933, the Securities

___________________
3 To the extent that the Department should find Conn. Gen. Stat. 16-43 applicable to this Merger, the Applicants and CNG have filed herein all information required in R.C.S.A. S16-1-61, and the Applicants request the Department to accept this Application as a request for approval under Conn. Gen. Stat. S16-43.

Exchange Act of 1934, the Hart-Scott-Rodino Antitrust Improvements Act  of 1976,
(4) the Communications Act of 1934(5), and the Connecticut Business Corporation Act. The Merger must be approved by CTG shareholders(6) and the Department.

     The Merger will become effective when the parties to the Merger Agreement file a certificate of merger with the Secretary of the State of Connecticut in accordance with the Connecticut Business Corporation Act, or at a later time that Energy East and CTG may specify in the certificate of merger. If the Merger is approved at the Special Meeting, the effective time will occur as promptly as possible after satisfaction or waiver of the remaining conditions to the Merger contained in the Merger Agreement, including the receipt of regulatory approvals.

___________________
4 The Department of Justice ("DOJ") may conduct an antitrust review of the transaction under Section 7A of the Clayton Act, 15 U.S.C. S18a, as added by
Section 201 of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Pub. L. No. 94-435, 90 Stat. 1390.

5 CNG holds radio station licenses from the Federal Communications Commission ("FCC") pursuant to the Communications Act of 1934 with respect to its dispatch center and certain of its communications equipment and devices. CNG will be applying to the FCC to approve transfer of the indirect holder of the licenses pursuant to 47 U.S.C. S310(d) as a result of the merger.

6 Shareholder approval of the merger transaction requires the affirmative vote of the holders of at least two-thirds of the shares of CTG common stock outstanding on the record date for the special meeting of CTG shareholders to vote on the Merger. No approval by the shareholders of Energy East is required to effect the Merger. The CTG Board of Directors has determined that the Merger Agreement and the transactions contemplated thereby are in the best interests of CTG Resources and have recommended unanimously that the CTG shareholders vote for the Merger proposal. In mid August, 1999, CTG expects to mail its Proxy Statement/Prospectus to shareholders, a preliminary copy of which is annexed hereto as Exhibit 2. A special shareholders' meeting to vote on the Merger will be scheduled as soon as practicable after the mailing date ("Special Meeting").

     The Merger Agreement commits Energy East and CTG to consummate the transaction once all regulatory and other required approvals are obtained.7 The Applicants desire to complete the Merger as expeditiously as possible. The speed at which regulatory, technological and competitive changes in the electric and natural gas utility and nonutility energy industries are occurring makes it important for the Department to act expeditiously on this Application. In addition, delays in the approval process mean delays in the expected benefits of the Merger. Accordingly, the Applicants urge the Department to act as expeditiously as possible to approve the proposed Merger. The Applicants will work cooperatively with the relevant governmental agencies, including the Department, to minimize any delay.8

___________________
7    As  part of Appendix I, the Applicants have provided a brief description of the  status  of  Applicants'  efforts  to  obtain  each  such  approval.

8 Pursuant to Conn. Gen. Stat. S16-47(c), a surety bond in the amount of $50,000, conditioned to indemnify the Department for merger related expenses, has been filed with the transmittal letter accompanying this Application.

     Based on the information provided herein, the Applicants respectfully request that the Department find that Energy East has satisfied the statutory criteria in Conn. Gen. Stat. S16-47. In particular, Applicants request that the Department find that: (i) Energy East has the financial, technological and managerial suitability and responsibility to obtain control of CTG and CNG; and
(ii) CNG's ability to provide safe, adequate and reliable service using its plant, equipment and manner of operation will not be adversely affected if the Merger is approved.

II.     DESCRIPTION  OF  APPLICANTS

     A.     ENERGY  EAST  CORPORATION
            -------------------------

     The  legal  name  and  principal  place  of  business  of  Energy  East is:

                        Energy  East  Corporation
                        One  Canterbury  Green,  Fourth  Floor
                        P.O.  Box  1196
                        Stamford,  Connecticut  06904-1196

Energy East is a corporation created and existing under the laws of the State of New York, and has its corporate headquarters in Stamford, Connecticut. Energy East was formed in 1997 and became the parent of New York State Electric & Gas Corporation on May 1, 1998. Energy East, which is currently an exempt public utility holding company under PUHCA, intends to register with the Securities and Exchange Commission ("SEC") as a holding company under the Act. Energy East is an energy delivery, products and services company with operations in New York, Massachusetts, Maine, New Hampshire, Vermont and New Jersey, and has corporate offices in New York and Connecticut.

      Energy East's nonutility subsidiaries include XENERGY Enterprises, Inc. and Energy East Enterprises, Inc., which invest in energy ventures and provide energy and telecommunications services. As a holding company, Energy East neither owns nor operates any significant physical properties.

     NYSEG, Energy East's principal subsidiary, is a public utility company engaged in purchasing, transmitting and distributing electricity and purchasing, transporting, and distributing natural gas. As part of corporate strategy, it recently completed a divestiture of all of its coal-fired electric generation facilities (2,300 MW). In accordance with its strategy of exiting the base-load power generation business, NYSEG recently agreed to sell its 18% non-operating interest in the Nine Mile Point 2 nuclear plant, which transaction is expected to close early next year.

     NYSEG's service territory, 99% of which is located outside the corporate limits of cities, is in the central, eastern and western parts of the State of New York. NYSEG's service territory has an area of approximately 19,900 square miles and a population of 2,400,000. The larger cities in which NYSEG serves both electricity and natural gas customers are Binghamton, Elmira, Auburn, Geneva, Ithaca and Lockport. NYSEG serves nearly 817,000 electric customers and 243,000 natural gas customers. The service territory reflects a diversified economy, including high-tech firms, light industry, colleges and universities, agriculture, and recreational facilities. No customer accounts for 5% or more of either electric or natural gas revenues. During 1996 through 1998, approximately 84% of NYSEG's operating revenues were derived from electric service with the balance derived from natural gas service.

     Upon final approval of Energy East's announced merger with CMP Group, Energy East also is gaining control of Central Maine Power Company, which serves 530,000 electric customers in Central and Southern Maine. The transaction, which values CMP Group common equity at approximately $957 million and includes the assumption of $271 million in preferred stock and long-term debt, will have no adverse effect on Energy East's merger with CTG .

     Upon final approval of Energy East's announced merger with Connecticut Energy Corporation, Energy East is also gaining control of The Southern Connecticut Gas Company, which serves approximately 158,000 customers in 22 municipalities in Connecticut. The transaction, which values Connecticut Energy common equity at approximately $436 million and includes the assumption of approximately $150 million in long-term debt, likewise will have no adverse effect on Energy East's merger with CTG.

     NYSEG has completely opened its gas distribution system to competition for all consumer sectors. As of August 1, 1999, NYSEG's electric distribution system was opened to all qualified electric suppliers to serve any of NYSEG's nearly 817,000 electric customers who elect to switch.

     Energy East's consolidated 1998 adjusted revenues were $2,499,418,000 with a net income of $194,205,000. Its assets valued at year end 1998 were $4,883,337,000. Additional financial information regarding Energy East is attached hereto in the preliminary Proxy (Exhibit 2) and in Exhibit 3.

          B.     CTG  RESOURCES,  INC.
                 ---------------------

     The  legal  name  and  principal  place  of  business  of CTG Resources is:

               CTG  Resources,  Inc.
               100  Columbus  Boulevard
               P.O.  Box  1500
               Hartford,  Connecticut  06144-1500

CTG, a Connecticut corporation, is an exempt public utility holding company,9 and neither owns nor operates any significant physical properties.

       It has two direct wholly-owned subsidiaries, CNG and TEN, whose operations are described below. CTG is engaged, through its subsidiaries, in operations principally in Connecticut, with retail marketing of natural gas and steam and chilled water in Connecticut.

     Connecticut Natural Gas Corporation. CNG, a Connecticut public service company wholly-owned by CTG , is primarily engaged in the retail distribution of natural gas for residential, commercial, and industrial uses and the transportation of natural gas for commercial and industrial uses.

CNG's predecessor, The Hartford City Gas Light Company (renamed The Hartford Gas Company in 1927), was originally incorporated in Connecticut in 1848. CNG was formed in 1968 as a result of the merger of The New Britain Gas Light Company with The Hartford Gas Company. In 1974, The Greenwich Gas Company was merged into CNG. CNG serves approximately 143,000 customers in Connecticut.

     CNG has one subsidiary, CNG Realty Corp., which owns CNG's operating and administrative center in Hartford that is leased to CNG.

     The Energy Network, Inc. ("TEN"). The unregulated businesses of CTG are conducted through TEN and its wholly-owned subsidiaries, The Hartford Steam Company ("HSC"), TEN Transmission Company ("TEN Transmission"), ENI Gas Services, Inc. ("ENI Gas") and TEN Gas Services, Inc. ("TEN Gas").
___________________
9 CTG Resources is a holding company that is exempt from the registration requirement of PUHCA.

     TEN and HSC provide district heating and cooling services to many buildings and complexes in Hartford. TEN also offers energy equipment rentals to residential customers. TEN Transmission holds CTG 's 4.87% share in the Iroquois Pipeline.
     TEN Gas and ENI Gas formerly owned a natural gas marketer, but have sold the assets of that company and are winding down their businesses. CTG 's operating revenues totaled approximately $282,748,000 for the fiscal year ended September 30, 1998. CTG 's consolidated net income for the same period was $15,135,000. Its assets valued at September 30, 1998 were $459,181,000. CTG and its subsidiaries had 553 full-time employees as of June 30, 1999, 504 of these individuals were employed by CNG. Additional consolidated financial information regarding CTG is attached hereto in Exhibits 2, 3 and 4.

     C.     COMMUNICATIONS/CORRESPONDENCE
            -----------------------------

     All communications and correspondence with respect to this Application should be addressed or directed to the attorneys for Energy East as follows:

                 Kenneth M. Jasinski, Executive Vice President & General Counsel Energy East Corporation
                 P.O.  Box  1196
                 Stamford,  Connecticut  06904-1196
                 Telephone:  (203)  325-0690
                 Facsimile:  (203)  325-1901

                 with  copies  to:

                 James  E.  Rice
                 Brody,  Wilkinson  and  Ober,  P.C.
                 2507  Post  Road
                 Southport,  CT  06490-1259
                 Telephone:     (203)  319-7112
                 Facsimile:          (203)  254-1772
                 and  to  the  attorneys  for  CTG:

                 Reginald  L.  Babcock,  Vice  President,
                 General  Counsel  &  Secretary
                 100  Columbus  Boulevard
                 PO  Box  1500
                 Hartford,  Connecticut  06144-1500
                 Telephone:  (860)  727-3459
                 Facsimile:  (860)  727-3500

                 Dwight  A.  Johnson
                 Murtha,  Cullina,  Richter  and  Pinney,  LLP
                 CityPlace  I,  185  Asylum  Street
                 Hartford,  CT  06103-3469
                 Telephone:  (860)  240-6024
                 Facsimile:  (860)  240-6150


III.     REASONS  FOR  THE  MERGER  AND  DESCRIPTION  OF  THE  TRANSACTION

     A.     REASONS  FOR  THE  MERGER
            -------------------------

      The Boards of Directors and management of Energy East and CTG believe that the Merger will help position their combined companies to become one of the premier distribution companies for energy and other services in the northeastern United States by increasing financial flexibility and providing strategic growth opportunities that will benefit both companies and their customers, employees, and shareholders in a manner that neither company could achieve on its own.

          1.     ENHANCED  COMPETITION

     The Applicants believe the merger will join two companies with complementary operations as well as a common vision of the future of the retail and wholesale energy markets in the northeastern region of the United States. As a result of utility deregulation and the increasingly competitive pressures electric and natural gas utility companies face in the northeastern United

States, natural gas distribution companies must be efficient, low-cost suppliers of energy and related services with a diverse customer base. The Applicants believe the merger will allow CTG to achieve these goals and, especially when combined with the opportunities the Connecticut Energy and CMP Group mergers present, will provide substantial strategic and financial benefits to CTG and its customers, employees and shareholders.

     A combination of the companies' complementary expertise and infrastructure, including CTG's competitive natural gas distribution facilities in Connecticut and Energy East's diversified electric and natural gas businesses throughout the northeastern United States, will provide the combined company with the size and scope necessary to be an effective participant in the emerging and increasingly competitive electric and natural gas markets. With Energy East's strong capital base, the combined company intends to continue to invest in the expansion of CTG's distribution system and enhanced marketing efforts in order to increase competition and customer choice in Connecticut.

     The combined company will also use its distribution channels to market a portfolio of energy related services throughout the northeastern United States. The merger will create a company with the ability to develop and market competitive new products and services and to provide integrated energy solutions for its customers.

     The combined company will also be financially stronger and will have a broader customer base than CTG as an independent entity. Based on the 1998 results for CTG and Energy East, the total annual revenues for the combined company for the first year after the merger is projected to be approximately $3.386 billion.10 With Energy East's

___________________
10 These pro forma figures include financial information and adjustments for CMP Group and Connecticut Energy for, among other items, merger-related expenses. See Exhibit 2 of this Application for details.

merger with CMP Group and Connecticut Energy, the combined company will serve approximately 1.3 million electric customers in New York and Maine and more than 500,000 natural gas customers in New York and Connecticut. This will enhance CNG's ability to continue its investments in infrastructure and expand its customer base.

     2.     NEW  REGULATORY  FRAMEWORK

     This Merger will likely produce efficiencies, but at this juncture in the process potential net savings and revenue enhancements have not been quantified. CNG plans to make a filing pursuant to 16-19 to amend its rate schedule not later than mid-October of this year to introduce performance-based rates. That proceeding will provide the Department, and other interested parties, with the opportunity to address potential savings and costs associated with the Merger, as well as their appropriate ratemaking treatment.

     CTG and Energy East intend to introduce an incentive regulatory framework for competitive growth in Connecticut to achieve consumer benefits, in a separate rate riling this year. This regulatory framework will have the following characteristics:

-     Multi-Year  Term.

- Price cap for residential sales customers (including gas costs) and pricing options for non-residential sales customers who would have the option of selecting a fixed or an indexed price.

- Elimination of the effects of Purchased Gas Adjustment and associated future deferrals and relief from the Department's Decision in Docket No. 94-01-12 regarding hedging transactions.

-     Open  access  for  all  approved  customers  and  qualified  suppliers.

- Earnings sharing mechanism - 50% to customers and 50% to shareholders for earnings over a specified threshold.

- Negotiated pricing and service offerings for large non-residential customers without pre-approval from the DPUC.

-     Performance  standards  for  measuring  service  quality.

-     Adoption  of  exogenous  cost  factors.


     B.     A  DESCRIPTION  OF  THE  TRANSACTION
            ------------------------------------

     The Merger Agreement provides that CTG will merge into Oak Merger Co., a wholly-owned subsidiary of Energy East (distinct from the merger subsidiary that Energy East has formed to accomplish the Connecticut Energy merger). Oak Merger Co. will be the surviving company and will continue to conduct CTG 's utility and nonutility operations as a direct, wholly-owned subsidiary of Energy East. In the Merger, each outstanding CTG share (other than those that are held by CTG shareholders who may not have voted in favor of the merger and have properly demanded dissenters' rights) will be converted into the right to receive cash, Energy East common stock or a combination of cash and Energy East common stock.

     At the effective time of the Merger, each outstanding share of CTG common stock will be converted into the right to receive (i) $41.00 in cash or (ii) a number of shares of Energy East common stock equal to the Exchange Ratio (as defined below) or (iii) a combination of cash and shares of Energy East common stock. The total transaction consideration will be comprised of 55% cash and 45% stock. To the extent cash or stock elections are over-subscribed, CTG distributions to shareholders will be pro rated.

     The "Exchange Ratio" is equal to $41.00 divided by either (i) Energy East's common stock price if such price is equal to or less than $30.13 and equal to or more than $23.67, (ii) $30.13 if the Energy East common stock price is greater than $30.13, in which case the Exchange Ratio shall equal 1.3609, or (iii) $23.67 if the Energy East common stock is less than $23.67, in which case the Exchange Ratio shall equal 1.7320. The Energy East common stock price shall be equal to the average of the closing prices of the shares of Energy East on the New York Stock Exchange Composite Transactions Reporting System, as reported in the Wall Street Journal, for the 20 days immediately preceding the second trading day prior to the effective time.

     The total consideration to be received by CTG shareholders in the Merger, based on the number of CTG shares and options outstanding of 8,648,029 and 73,600, respectively, as of June 30, 1999 is approximately $355 million. Energy East anticipates funding the cash portion of the Merger consideration with internally generated funds or the proceeds from the sale of its generating assets.

IV.     ALL  OF  THE  STATUTORY CONDITIONS UNDER  CONN. GEN. STAT.   S16-47 ARE
SATISFIED  FOR  THE  DEPARTMENT  TO  APPROVE  THE     CHANGE  IN  CONTROL

     Energy East has all of the necessary qualifications to acquire control of CTG and its regulated subsidiary, CNG, and Energy East has satisfied, through this Application, the statutory prerequisites for approval of the Merger. In analyzing the transfer of control under Conn. Gen. Stat. S16-47, the Department is required to take into consideration: (i) the financial, technological and managerial suitability and responsibility of Energy East; and (ii) the ability of CNG to provide safe, adequate and reliable service to the public through its plant, equipment and operations, assuming the Application is approved by the Department. As discussed below and in the numerous exhibits attached, all the requirements in Conn. Gen. Stat. S16-47 are satisfied fully.

     A.     ENERGY  EAST  IS  FINANCIALLY  SUITABLE  TO  ACQUIRE  CONTROL OF CTG
            --------------------------------------------------------------------

     Energy East has a strong financial base and is a progressive leader in the introduction of competition to the natural gas and electric industries. Total operating revenues were $2.5 billion in 1998, up 15% from the 1997 level of $2.17 billion. Net income was $194 million in 1998, up 11% from $175 million in 1997. Assets valued at year end 1998 were $4.9 billion. Earnings per share were also up to $3.02 in 1998, an increase of 18% compared to earnings per share of $2.57 in 1997. With these strong financial results, Energy East is better positioned to grow and meet the challenges of an emerging competitive market. Energy East's strong financial position makes it well suited to acquire CTG.

     The very successful auction of NYSEG's coal-fired generation facilities resulted in significant gains that eliminated stranded costs, including nuclear costs. NYSEG's nuclear operating risk and the risk of increasing decommissioning costs will also be eliminated as a result of the recently announced sale of NYSEG's 18% ownership in the Nine Mile 2 nuclear facility to AmerGen.

     Energy East's subsidiary, NYSEG, recently received a credit rating upgrade by Moody's from Baa1 to A3 and an upgrade of senior secured debt by Standard & Poor's from BBB+ to A. The reduced risk and the significant cash from the sale of generating assets have put Energy East in a position from which it can expand its core business.

     B.     TECHNOLOGICAL  AND  MANAGERIAL  SUITABILITY  OF  ENERGY  EAST
            -------------------------------------------------------------

     The best way to describe the technological and managerial suitability and responsibility of Energy East to exercise control over CTG and CNG is to look at the operations of its largest subsidiary, NYSEG. NYSEG is a combination electric and gas corporation which provides electric service to 817,000 customers in 149 cities and villages, and 373 towns in New York State; and provides gas service to 243,000 customers in 85 cities and villages, and 143 towns. The electric systems presently provide open access transmission and distribution to large commercial and industrial customers and, as of August 1, 1999, all customers will be able to choose their own electric supplier and have the transmission and distribution service provided by NYSEG. The natural gas system has provided transportation for large customers since 1986, and for all customers since 1996. At the present time approximately 38% of the throughput of the gas system is third-party gas. The gas business unit of NYSEG holds contracts for firm transportation on 11 pipelines, and has contracted for storage on 3 pipelines. NYSEG also owns and operates the only high deliverability salt storage field in the Northeast.

     As of year end 1998, NYSEG owned and operated 55 miles of high pressure pipeline, 400 miles of transmission pipeline, 4,000 miles of main, 3,200 miles of services, and 1,195 regulator stations. NYSEG receives its gas at 85 separate delivery points and continues to add new delivery points each year as NYSEG expands its service territory. In the last four years, NYSEG has instituted service to 25 new franchise areas in the State of New York, which is more system expansion than all the other utility companies in New York have added in the last 20 years. In order to successfully grow its system in a time of substantial change in the gas industry, it was necessary to develop a new approach to providing service to the customers. The approach had many features and covered everything from gas supply and operations to customer service and rates.

     In the operations area, NYSEG rewrote its operations manual so that it meets and exceeds the requirements of the safety codes of New York State and the U.S. Department of Transportation. Policies were instituted to provide for more preventive maintenance, additional leak surveys and the repair of all leaks on the system, no matter how small. NYSEG updated its meter testing lab with state-of-the-art equipment to make it more efficient. The gas training department was enhanced to not only provide all the necessary training and operator qualification training required to meet the federal and state codes and job requirements, but also provide training to all fire, police and emergency responders in the service territory so that they are capable of dealing with a gas emergency situation.

     NYSEG uses contractors to perform most of its construction and main replacement through an alliance program. This program, which has been approved by the New York Public Service Commission, allows NYSEG to work with a select list of contractors instead of putting jobs out for bid each time a need arises. Working with these select contractors has resulted in a 35% reduction in the cost of construction for NYSEG.

     The gas supply department purchases the gas necessary to meet customer requirements and manages all of NYSEG's pipeline and storage assets. NYSEG purchases its gas from approximately 25 different suppliers under varying contract terms. Approximately 45% of its gas is purchased under contracts with a term of one to three years. Twenty-two% is purchased under contracts with a term of less than one year, and 33% is purchased on the spot market. The gas supply department, which includes a team of Houston-based gas trading specialists, also does the hedging required to manage NYSEG's gas supply price risk and is constantly involved in purchasing or selling futures, options, puts, calls and swaps, and in release of pipeline capacity. The gas supply department also acts as agent for many large industrial customers, purchasing gas for them, and arranging transportation to city gates under long-term fixed-price contracts.

     In the customer service area, NYSEG established a centralized call center for all its New York customers, permitting customer inquiries to be handled more expeditiously and consistently. The activities of the customer service unit have resulted in NYSEG obtaining the lowest customer complaint rate of any utility in the State of New York, and an 85% customer satisfaction rating. Another important part of customer service is NYSEG's economic development department, which works with local authorities to retain and attract industrial and commercial customers to provide jobs within the communities; and the marketing department, which sells energy services directly to large industrial and commercial customers. The economic development unit also maintains a data base for each category of NYSEG's service territory relating to facilities, real estate, taxes, utilities and special incentives that is available to industrial customers moving into the area. The unit makes this data available to companies throughout the United States and, in some cases, other countries, to interest them in locating new facilities in the service territory. Key account representatives work with existing customers in order to retain companies in the service territory or to help them expand and provide additional jobs in the service territory. NYSEG has a program to make low interest loans available to any industrial customer for new equipment in order to retain or obtain additional jobs, with the loan being paid back from the margin of the gas services over three to five years. Also, the company will provide a special discounted rate for any increased service that is utilized to provide additional jobs.

     In summary, Energy East brings to Connecticut the technological and managerial resources and experience from NYSEG that complement those of CTG and the planned combination with Connecticut Energy.

     C.  CNG WILL CONTINUE TO PROVIDE SAFE, ADEQUATE AND RELIABLE SERVICE TO THE
         -----------------------------------------------------------------------
PUBLIC
------

          The ability of CNG to provide safe, adequate and reliable service through its plant, equipment and manner of operation will not be adversely affected by the Merger. CNG will continue to be headquartered in Hartford, operated independently and regulated as a public service company in the manner prescribed by Title 16 of the Connecticut General Statutes and in all applicable Department regulations, decisions and orders. CNG also will continue to remain subject to various federal regulations, including regulations which
(1) provide for emergency authority and curtailment allocations under the Natural Gas Policy Act of 1978 when pipeline supplies are limited and (2) establish certain retail policies for natural gas utilities under the Public Utility Regulatory Policies Act of 1978. CNG will also continue to be subject to the Natural Gas Pipeline Safety Act of 1968 with respect to the construction, operation and maintenance of its mains, services and LNG Facility as well as other federal regulations pertaining to safety standards concerning such facilities.

     The Merger will have no effect on CNG's commitment to providing safe, adequate and reliable service to the public. CNG's maintenance and operation of its gas distribution system facilities will not change. CNG's investments in infrastructure will not be adversely affected. CNG will continue to extend its distribution system within its franchise territories.

V.     THE  MERGER  WILL  BENEFIT  CONNECTICUT,  EMPLOYEES  AND  CONSUMERS

     The Merger will join two companies with complementary operations as well as a common vision of the future of the retail and wholesale energy markets in the northeastern region of the United States.

     In order to succeed in the increasingly competitive market facing electric and natural gas utility companies in the Northeast, CTG must be an efficient, low-cost supplier of energy and related services with a diverse customer base. The CTG Board of Directors believes the Merger will allow CTG to better achieve these goals and to provide substantial strategic and financial benefits. Furthermore, Energy East and NYSEG, together with Connecticut Energy and CMP Group, can leverage their collective experience and skills with CTG to profitably grow the utility and non-utility businesses in the expanded service territory. The combined companies will have the assets and management team (which includes CTG and CNG participants) to succeed.

     The Merger will therefore benefit CNG, CNG's employees, natural gas consumers within CNG's franchise territory (including those potential customers not currently served), and consumers of unbundled utility services throughout Connecticut. The combined experience and resources of CTG and Energy East will provide increased expertise, financial resources and economies of scale. These greater resources will enable CTG and CNG to: (i) accelerate distribution system expansion and increase natural gas market penetration within the franchise territory; (ii) continue CNG's commitment to service quality in an increasingly competitive and dynamic regulatory environment; and (iii) introduce new energy-related products and services to provide integrated energy solutions for customers within CNG's franchise territory and throughout Connecticut.

     As the Department is well aware, the natural gas industry is in the midst of a transition from bundled to unbundled service. Unbundling began in Connecticut as of April 1, 1996 with respect to commercial and industrial customers. The process of unbundling to residential customers is being examined. This will create a climate of competitive and increasingly dynamic forces in which CNG will have to operate. Against that background, CNG now provides natural gas service to less than 80% of the potential utility customers on mains and 52% of the potential utility customers within its franchise territory in the communities which CNG currently serves. CNG is authorized to install mains and sell natural gas in several communities in its franchise territory where CNG currently has no facilities.

     Historically, CNG has balanced its desire to invest in system expansion with prudent fiscal management policies. The Merger may offer CNG greater opportunities to utilize its supply resources more efficiently through increased cooperative efforts with Energy East and The Southern Connecticut Gas Company, Connecticut Energy's regulated subsidiary. This additional financial strength through a combined company, which will have a broader customer base than either CTG or Energy East as independent entities, will benefit CNG, CNG's employees and all consumers in Connecticut, especially those consumers situated in CNG's franchise territory. Upon completion of all three of the pending transactions with CTG, Connecticut Energy and CMP Group, Energy East will have the scale and critical mass necessary to succeed in today's ever-changing energy marketplace. Energy East will become one of the largest energy providers in the Northeast and will have more than 1.3 million electric customers and more than 500,000 natural gas customers in Connecticut, Maine, and New York.

     CNG's tradition of investing in Connecticut and the communities which it serves will continue as a result of the Merger and actually increase. CNG's operating headquarters will remain in Hartford. Energy East has pledged in the Merger Agreement not only to continue CNG's historic level of charitable contributions, but to more than double the charitable contributions from $180,000 to $500,000 per year. CNG also intends to continue employee programs promoting volunteerism, especially in the communities which CNG serves. Energy East also has pledged its full cooperation for the necessary relocation of CTG's facilities in connection with Adriaen's Landing in Hartford. CNG therefore is continuing its rich history as a generous corporate citizen in Connecticut.

     After the Merger and the completion of the Connecticut Energy transaction, Energy East will be structured to offer Connecticut consumers new energy-related products and services which package integrated energy solutions for customers within CNG's franchise territory and throughout Connecticut. As previously mentioned, two of Energy East's subsidiaries, XENERGY Enterprises and Energy East Enterprises, will relocate to Connecticut. Energy East and CTG intend to integrate those Energy East subsidiaries with the current nonutility operations of CTG, to offer new energy-related products and services to consumers in Connecticut and throughout the Northeast.

     As the benefits of energy deregulation become available in Connecticut, the merged company's nonutility subsidiaries will be well situated to offer meaningful competition in the Connecticut marketplace. At a time when many natural gas marketing companies are struggling to survive in the climate of volatile natural gas prices and changing transportation tariff requirements imposed by LDCs in Connecticut, the merged company will also offer Connecticut's commercial and industrial natural gas consumers a financially solid natural gas marketing competitor. As the benefits of natural gas deregulation become available to residential consumers in Connecticut, the merged company's nonutility subsidiaries will also be poised to deliver competitive energy products and services to homeowners throughout Connecticut. In short, the Merger presents a unique opportunity for CTG to bring to Connecticut the resources of a leading energy delivery, products and services company in the Northeast region. CNG's employees and customers throughout Connecticut will benefit from the Merger.

VI.     CONCLUSION

     For the reasons discussed above, the proposed Merger meets the applicable statutory requirements. The Merger will serve the interests of all customers of natural gas and energy services in Connecticut in the context of a rapidly changing natural gas and energy environment. Accordingly, Energy East and CTG request the Department to approve the Merger.

                     Respectfully  submitted,

                     ENERGY  EAST  CORPORATION


                     By:  /S/  KENNETH  M.  JASINSKI
                     ---------------------------------------
                     Kenneth  M.  Jasinski
                     Executive Vice President and General Counsel
                     P.O.  Box  1196
                     Stamford,  Connecticut  06904-1196
                     Tel:  (203)  325-0690
                     Fax:  (203)  325-1901


                     By:  /S/  JAMES  E.  RICE
                     ---------------------------------------
                     James  E.  Rice
                     Brody,  Wilkinson  and  Ober,  P.C.
                     2507  Post  Road
                     Southport,  CT  06490-1259
                     Tel:  (203)  319-7112
                     Fax:  (203)  254-1772


                     CTG  RESOURCES,  INC.

                     By:  /S/  REGINALD  L.  BABCOCK
                     ---------------------------------------
                     Reginald  L.  Babcock
                     100  Columbus  Boulevard
                     PO  Box  1500
                     Hartford,  Connecticut  06144-1500
                     Tel:  (860)  727-3459
                     Fax:  (860)727-3500

                     By:  /S/  DWIGHT  A.  JOHNSON
                     ---------------------------------------
                     Dwight  A.  Johnson
                     Murtha,  Cullina,  Richter  and  Pinney  LLC
                     CityPlace  I  -  185  Asylum  Street
                     Hartford,  Connecticut  06103-0197
                     Tel:  (860)  240-6024
                     Fax:  (860)240-6150

THIS DOCUMENT (INCLUDING ALL EXHIBITS) CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO VARIOUS RISKS AND UNCERTAINTIES.
RISK  FACTORS  THAT  COULD  CAUSE  ACTUAL  RESULTS  TO  DIFFER  MATERIALLY  FROM
MANAGEMENT'S PROJECTIONS, FORECASTS, ESTIMATES AND EXPECTATIONS MAY INCLUDE FACTORS THAT ARE BEYOND THE COMPANY'S ABILITY TO CONTROL OR ESTIMATE PRECISELY, SUCH AS ESTIMATES OF FUTURE MARKET CONDITIONS, THE ABILITY TO REALIZE COST
SAVINGS, AND THE TIMING AND TERMS ASSOCIATED WITH OBTAINING REGULATORY APPROVALS. OTHER FACTORS INCLUDE, BUT ARE NOT LIMITED TO, WEATHER CONDITIONS, ECONOMIC CONDITIONS IN THE COMPANIES' SERVICE TERRITORIES, FLUCTUATIONS IN ENERGY-RELATED COMMODITY PRICES, AND OTHER UNCERTAINTIES. OTHER RISK FACTORS ARE DETAILED FROM TIME TO TIME IN THE APPLICANTS' SEC REPORTS.

                                                                APPENDIX  I
                                                                Docket No. 99-08
                                                                August  11, 1999


I.     COMPLIANCE  WITH  CONN.  GEN.  STAT.  16-47  REQUIREMENTS

For  purposes of the following R.C.S.A. sections, the Applicants are Energy East
--------------------------------------------------------------------------------
and  CTG  Resources:
-------------------

SECTION 16-1-46(A) APPLICATION SHOULD STATE CLEARLY THE REQUEST FOR APPROVAL OF THE MERGER; CITE THE STATUTORY PROVISIONS AND AUTHORITY UNDER WHICH AUTHORIZATION CAN BE GRANTED BY THE DEPARTMENT; AND ALSO INCLUDE (A) NAME OF EACH PERSON SEEKING AUTHORIZATION AND THE ADDRESS AND PRINCIPAL PLACE OF BUSINESS AS WELL AS THE STATE UNDER WHICH THE CORPORATION WAS ORGANIZED; (B) NAME, TITLE, ADDRESS AND TELEPHONE NUMBER OF THE ATTORNEY TO WHOM CORRESPONDENCE SHOULD BE ADDRESSED AND SERVICE MADE, (C) A CONCISE AND EXPLICIT STATEMENT OF THE FACTS RELEVANT TO THE DEPARTMENT'S AUTHORIZATION OR APPROVAL INCLUDING PUBLIC CONVENIENCE AND NECESSITY; AND (D) AN EXPLANATION OF ANY UNUSUAL CIRCUMSTANCES INVOLVING THE PETITION OR APPLICATION, INCLUDING EMERGENCY CONDITIONS.

     (a)     See  Application,  Sections  I,  II.A.,  and  II.B.
     (b)     See  Application,  Section  II.C.
     (c)     See  Generally  Application  and  Exhibits  thereto.
     (d) The Merger Agreement intends an effective time prior to June 29, 2000. See Merger Agreement at 42 (Exhibit 1).


SECTION 16-1-65(A) GENERAL DESCRIPTION OF THE PROPERTY, FIELD OF OPERATION, AND EXISTING BUSINESS INTERESTS OF THE APPLICANT OR DESCRIPTION OF THE OFFICIAL, BOARD OR COMMISSION PURPORTING TO ACT UNDER ANY GOVERNMENTAL AUTHORITY OTHER THAN THAT OF THIS STATE (CONNECTICUT) OR OF ITS DIVISIONS, MUNICIPAL CORPORATIONS OR COURTS.

    See Exhibit 11    (Energy  East  SEC  Form  10-K for  year  ended 12/31/98);
        Exhibit 12    (Energy  East  1998  Annual  Report).

SECTION 16-1-65(B) APPLICANT'S FINANCIAL STATEMENT FOR THE MOST RECENT FISCAL YEAR AND THE PRO FORMA PERIOD (INCLUDE ASSUMPTIONS), GIVING EFFECT TO THE ACQUISITION, TO INCLUDE BALANCE SHEET, INCOME STATEMENT AND STATEMENT OF SOURCE AND APPLICATION OF FUNDS.

See  Exhibit  3        (Energy  East and  CTG  Resources  Unaudited  Pro  Forma
                       Combined Financial  Statements).


SECTION  16-1-65(C)    APPLICANT'S  MOST  RECENT FORM 10-K AND SUBSEQUENT FORMS
                       10-Q  FILED  WITH  THE  SEC  OR COMPARABLE  INFORMATION.


      See Exhibit 3   (Energy East and CTG Resources Unaudited Pro
                      Forma Combined Financial Statements);
      Exhibit 4       (CTG Resources SEC Form 10-K for the fiscal year
                      ending 9/30/98);
      Exhibit 5       (CTG Resources SEC Form 10-Q for the period
                      ending 12/31/98);
      Exhibit 6       (CTG Resources SEC Form 10-Q for the period
                      ending 3/31/99);
      Exhibit 7       (CTG Resources SEC Form 10-Q for the period
                      ending 6/30/99);
      Exhibit 11      (Energy East SEC Form 10-K for the year ending
                      12/31/98);
      Exhibit 12      (Energy East 1998 Annual Report);
      Exhibit 13      (Energy East SEC Form 10-Q for the period ending
                      3/31/99);
      Exhibit 14      (Energy East SEC Form 10-Q for the period ended
                      6/30/99);.
      Exhibit 27      (CTG Resources 1998 Annual Report and 1998 Proxy
                      Statement).

SECTION 16-1-65(D) APPLICANT'S MOST RECENT FORM 8-K FILED WITH THE SEC OR COMPARABLE INFORMATION.

     See Exhibit 15  (Energy  East  SEC  Form  8-K  dated  4/26/99);
        Exhibit  18  (CTG Resources SEC Form  8-K dated  6/29/99).


SECTION 16-1-65(E) APPLICANT'S MOST RECENT ANNUAL REPORT TO STOCKHOLDERS, OR COMPARABLE INFORMATION IS SUCH REPORT IF NOT PUBLISHED.

     See Exhibit 12  (Energy  East  1998  Annual  Report);
        Exhibit  27  (CTG  Resources  1998  Annual Report and 1998
                     Proxy  Statement).

SECTION  16-1-65(F)  APPLICANT'S LATEST PROXY STATEMENT SENT TO STOCKHOLDERS,
                     OR COMPARABLE INFORMATION IF SUCH REPORT IS NOT  PUBLISHED.

     See Exhibit 16  (Energy  East  Notice of 1999 Annual Meeting and Proxy
                     Statement);
        Exhibit  27  (CTG  Resources  1998  Annual Report and 1998
                     Proxy  Statement).


SECTION 16-1-65(G) DESCRIPTION OF TRANSACTION OR SERIES OF TRANSACTIONS, INCLUDING INTENDED FINANCING, BY WHICH THE PROPOSED TRANSACTION WILL BE EFFECTED, AND AGREEMENTS OR OTHER INSTRUMENTS ASSOCIATED WITH THE PROPOSED TRANSACTION.

  See  Application,  Section  III.B.,
     Exhibit 1       (Merger Agreement);
     Exhibit 2 (CTG Resources Preliminary Proxy Statement/Prospectus dated 7/30/99 (the "Preliminary Merger Proxy").

SECTION 16-1-65(H) A STATEMENT OF THE PURPOSE AND INTENT OF THE APPLICANT IN UNDERTAKING THE PROPOSED TRANSACTION(S).

  See  Application,  Section  III.A.,

     Exhibit 1       (Merger Agreement);
     Exhibit 2       (Preliminary Merger Proxy).

SECTION 16-1-65(I) A STATEMENT OF THE BENEFITS, INCLUDING RATES, STANDARDS OF SERVICE AND EFFICIENCY AND ADEQUACY OF MANAGEMENT, THAT WOULD RESULT TO THE CUSTOMERS AND STOCKHOLDERS OF THE PUBLIC SERVICE COMPANY OR HOLDING COMPANY THE INTERFERENCE WITH, OR ACQUISITION OR CONTROL OF WHICH, IS THE SUBJECT OF THE APPLICATION (HEREINAFTER "AFFECTED COMPANY").

  See  Application,  Sections  IV  and  V;

     Exhibit 1       (Merger Agreement);
     Exhibit 2       (Preliminary Merger Proxy).


SECTION 16-1-65(J) ANY PROSPECTUS, OFFICIAL STATEMENT, PRELIMINARY PROSPECTUS OR PRELIMINARY OFFICIAL STATEMENT PREPARED BY OR ON BEHALF OF THE APPLICANT OR ANY OTHER PERSON WITH REGARD TO THE PROPOSED TRANSACTION.

  See  Exhibit 2     (Preliminary Merger Proxy);
      Exhibit 15     (Energy East SEC Form 8-K dated 4/23/99).

SECTION 16-1-65(K) APPLICANT'S CAPITAL STRUCTURE AND CAPITALIZATION RATIOS, PRESENT AND PRO FORMA (INCLUDE ASSUMPTIONS), ASSUMING APPROVAL OF THE PROPOSED TRANSACTION.

  See  Exhibit 19    (Energy  East Capital Structure and Ratios, Including
                     Pro  Forma);
     Exhibit 25      (CTG Resources Capital Structure and Ratios).


SECTION 16-1-65(L) APPLICANT'S INTEREST (BEFORE AND AFTER INCOME TAXES) AND FIXED CHARGE COVERAGES, PRESENT AND PRO FORMA (INCLUDE
                     ASSUMPTIONS),  ASSUMING  APPROVAL  OF  THE  PROPOSED
                     TRANSACTION.

  See Exhibit 20     (Energy  East  Interest  and  Fixed  Charge  Coverages,
                     Including  Pro  Forma).


SECTION 16-1-65(M) PROPOSED TABLE OF ORGANIZATION OF THE MANAGEMENT OF THE APPLICANT, AND OF THE AFFECTED COMPANY, AFTER GIVING EFFECT TO THE PROPOSED TRANSACTION, INCLUDING THE NAME OF EACH EXECUTIVE OFFICER ON EACH SUCH PROPOSED TABLE OF ORGANIZATION.

  See Exhibit 9      (Energy  East  and  CTG  Resources  Proposed Organization
                     Chart  and  Officers  -  Post  Merger).

SECTION 16-1-65(N) NAMES OF THE PROPOSED MEMBERS OF THE BOARD OF DIRECTORS OF THE APPLICANT, AND OF THE AFFECTED COMPANY, AFTER GIVING EFFECT TO THE PROPOSED TRANSACTION.


  See  Exhibit 10    (Energy  East  and  CTG  Resources Proposed Boards of
                     Directors  -  Post  Merger).


SECTION 16-1-65(O) NARRATIVE DESCRIPTION OF THE PROPOSED OPERATIONS OF THE APPLICANT AND THE AFFECTED COMPANY FOR THE FIRST CALENDAR YEAR FOLLOWING THE EFFECTIVENESS OF THE PROPOSED TRANSACTIONS(S), INCLUDING, BUT NOT LIMITED TO, EMPLOYMENT LEVELS AND OFFICE AND SERVICE CENTER LOCATIONS, AND DETAILS OF ALL CHANGES FROM THE EXISTING OPERATIONS OF THE AFFECTED COMPANY.

  See  Application,  Section  IV.


SECTION 16-1-65(P) A DESCRIPTION OF THE EXPERIENCE OF EACH OF THE APPLICANTS IN THE OPERATION, MANAGEMENT OR CONTROL OF ANY PUBLIC SERVICE COMPANY, AND, TO THE EXTENT NOT OTHERWISE PROVIDED, A STATEMENT AS TO THE SUITABILITY OF THE APPLICANTS TO CONTROL THE AFFECTED COMPANY.

  See  Application,  Sections  II.A.,  II.B.,  IV.A.,  and  IV.B.

SECTION 16-1-65(Q) A LIST OF ALL DEPARTMENT ORDERS, RULINGS AND REGULATIONS IN EFFECT AND APPLICABLE TO THE AFFECTED COMPANY, AND AN INDICATION OF THOSE WHICH THE APPLICANT PROPOSES WOULD BE DISCONTINUED IN CONNECTION WITH THE PROPOSED TRANSACTION(S), TOGETHER WITH A STATEMENT OF THE REASON FOR EACH SUCH PROPOSED DISCONTINUANCE.

     The Applicants do not anticipate that the Merger will have any impact on any Department orders, rulings, or regulations in effect and applicable to CNG.


SECTION 16-1-65(R) A LIST OF STOCKHOLDER APPROVAL AND ALL FEDERAL, STATE AND LOCAL GOVERNMENTAL APPROVALS REQUIRED IN ORDER TO EFFECT THE PROPOSED TRANSACTION(S), TOGETHER WITH A DESCRIPTION OF THE STATUS OF THE APPLICANT'S EFFORTS TO OBTAIN EACH SUCH APPROVAL AS OF THE DATE REASONABLY
                     PROXIMATE  TO  THE  DATE  OF  THE  APPLICATION.

Department of Justice/Antitrust Division      -  Hart-Scott-Rodino premerger
                                                 notification  to  be  filed  as
                                                 expeditiously  as possible.
                                                 (The Department of Justice will
                                                 conduct  a  review  of  the
                                                 competitive  aspects  of  the
                                                 Merger transaction.)


Federal  Trade  Commission                    -  Premerger  notification  forms
                                                 to be filed.


Securities and Exchange Commission ("SEC")    -  Preliminary Merger Proxy filed
                                                 on 7/30/99. The SEC will not
                                                 review.  Definitive Merger
                                                 Proxy to be filed as
                                                 expeditiously  as  possible.

Federal Communications Commission ("FCC")     -  Application seeking approval
                                                 for the transfer of control of
                                                 certain FCC authorizations to
                                                 be filed as soon as
                                                 practicable.

Department  of  Public  Utility  Control      -  This  Application.

CTG Resources  shareholders                   -  Definitive Merger Proxy will be
                                                 mailed to shareholders  as soon
                                                 as  practicable and  a  special
                                                 meeting  of  CTG  Resources
                                                 shareholders will be scheduled
                                                 to occur  as  soon  after  the
                                                 mailing  date  as  possible.


SECTION 16-1-65(S) A STATEMENT OF THE PERCENTAGE OF VOTING SECURITIES OF THE AFFECTED COMPANY OWNED OR CONTROLLED BY THE APPLICANT, AND CONTROL EXERCISED OR CAPABLE OF BEING EXERCISED OVER THE PUBLIC SERVICE COMPANY AFTER THE CONCLUSION OF THE PROPOSED TRANSACTION.

See  Exhibit  2      (Preliminary  Merger  Proxy).


For  purposes  of  the  following  R.C.S.A.  sections  "affected"  company  is
------------------------------------------------------------------------------
interpreted  to  mean  CTG  Resources:
-------------------------------------

SECTION 16-1-65B(A)  AFFECTED  COMPANY'S  FINANCIAL  STATEMENTS FOR THE MOST
                     RECENT FISCAL YEAR AND THE PRO FORMA PERIOD (INCLUDE ASSUMPTIONS), WITH AND WITHOUT APPROVAL OF THE PROPOSED TRANSACTION, TO INCLUDE BALANCE SHEET, INCOME STATEMENT AND STATEMENT OF SOURCE AND APPLICATION OF FUNDS.

   See Exhibit  4  (CTG  Resources SEC  Form  10-K  for the fiscal year ending
                    9/30/98);
       Exhibit  5  (CTG Resources SEC Form 10-Q for the period ending 12/31/98);
       Exhibit  6  (CTG Resources SEC Form 10-Q for the period ending 3/31/99);
       Exhibit  7  (CTG Resources SEC Form 10-Q for the period ending 6/30/99);
       Exhibit 27  (CTG Resources 1998 Annual Report and 1998 Proxy Statement).

SECTION 16-1-65B(B)  AFFECTED  COMPANY'S  EXISTING  REPORTING  STRUCTURE FOR
                     PERSONNEL,  FROM  CONNECTICUT  LOCAL  OPERATIONS  TO CHIEF
                     EXECUTIVE  OFFICER, INCLUDING  BOARD  OF  DIRECTORS.

   See Exhibit 24   (Existing  CTG  Resources  Corporate  Structure).


SECTION 16-1-65B(C)  AFFECTED COMPANY'S CAPITAL STRUCTURE AND CAPITALIZATION
                     RATIOS, PRESENT AND PRO FORMA (INCLUDE ASSUMPTIONS), GIVING EFFECT TO THE PROPOSED TRANSACTION.

   See Exhibit 25   (CTG  Resources  Capital  Structure  and  Ratios).


SECTION 16-1-65B(D)  AFFECTED  COMPANY:  ANY PROSPECTUS, OFFICIAL STATEMENT,
                     PRELIMINARY PROSPECTUS OR PRELIMINARY OFFICIAL STATEMENT ASSOCIATED WITH THE TRANSACTION FOR WHICH APPROVAL IS SOUGHT.

  See  Exhibit  2    (Preliminary  Merger  Proxy);
      Exhibit  18    (CTG  Resources  SEC  Form  8-K  dated  6/29/99).


SECTION 16-1-65B(E)  AFFECTED  COMPANY:  A  STATEMENT  OF  THE INTERFERENCE,
                     AUTHORITY OR CONTROL THAT APPLICANT IS CAPABLE OF EXERCISING OVER THE AFFECTED COMPANY AFTER COMPLETION OF THE PROPOSED TRANSACTION.

  See  Exhibit  1    (Merger  Agreement);
       Exhibit  2    (Preliminary  Merger  Proxy).

II.     COMPLIANCE  WITH  CONN.  GEN.  STAT.  16-43  REQUIREMENTS

For  purposes  of  the  following  regulations,  the  applicant  is  CNG:
------------------------------------------------------------------------

SECTION 16-1-61(A)(1)  STATEMENT  OF  FINANCIAL  CONDITION  OF APPLICANT AND
                       SURVIVING COMPANY. THESE STATEMENTS MUST REFLECT THE FINANCIAL CONDITION OF THE SURVIVING COMPANY BEFORE AND AFTER THE MERGER.

  See  Exhibit  21    (CNG  Audited  1998  Financial  Statements);
       Exhibit  22    (CNG  Unaudited  Financial  Statements  ending  6/30/99);
       Exhibit  23    (CNG  Annual  Report to DPUC on FERC Form No. 2 for the
                       period ending  9/30/99).


SECTION 16-1-61(A)(2)  COPY  OF  THE  MERGER  OR  ACQUISITION  AGREEMENT.

   See  Exhibit  1     (Merger  Agreement).


SECTION 16-1-61(A)(3)  DESCRIPTION  OF  APPLICANT'S  PROPERTY,  FIELD  OF
                       OPERATION, ORIGINAL COST OF PROPERTY AND EQUIPMENT (INDIVIDUALLY OR BY CLASS), COST OF PROPERTY AND EQUIPMENT TO APPLICANT, DEPRECIATION AND AMORTIZATION RESERVES APPLICABLE TO SUCH PROPERTY AND EQUIPMENT (INDIVIDUALLY OR BY CLASS).

   See  Exhibit  26    (CNG  Fixed  Asset  Report);
        Exhibit  2     (Preliminary  Merger  Proxy).


SECTION 16-1-61(A)(4)  FINANCIAL  STRUCTURE  OF  THE  DEAL.

   See  Application,  Section  III.B.,
        Exhibit  1     (Merger  Agreement);
        Exhibit  2     (Preliminary  Merger  Proxy).


SECTION 16-1-61(A)(5)  COPIES  OF  INSTRUMENTS  DEFINING  THE  TERMS  OF ANY
                       PROPOSED SECURITY, ANY PLANS OR OFFERS OF REORGANIZATION OR READJUSTMENT OF INDEBTEDNESS OR CAPITALIZATION, AND ANY PLAN FOR THE RETIREMENT OR EXCHANGE OF SECURITIES.
    N/A

SECTION 16-1-61(A)(6)  STATEMENT OF THE PURPOSE FOR WHICH THE SECURITIES ARE
                       TO BE ISSUED (INCLUDING SOME DISCUSSION OF THE CONSIDERATION FOR THE MERGER AND THE METHOD OF ARRIVING AT THAT AMOUNT).
   N/A

SECTION 16-1-61(A)(7)  COMPLETE  DESCRIPTION  OF  OBLIGATIONS/LIABILITIES
                       ASSUMED  BY  APPLICANT.
   N/A

SECTION 16-1-61(A)(8)  COPY  OF THE LATEST PROXY STATEMENT AND ANNUAL REPORT
                       OF  APPLICANT  OR  PARENT  COMPANY.

   See  Exhibit  2     (Preliminary  Merger  Proxy);
        Exhibit  27    (CTG  Resources  1998 Annual Report and 1998 Proxy
                       Statement).


SECTION 16-1-61(A)(9)  COPIES  OF  ALL  SEC  FILINGS  OF APPLICANT OR PARENT
                       COMPANY  IN  CONNECTION  WITH  THE  MERGER.

   See  Exhibit  2     (Preliminary  Merger  Proxy);
        Exhibit  18    (CTG  Resources  SEC  Form  8-K  dated  6/29/99).


SECTION 16-1-61(A)(10) DESCRIPTION  OF  THE  PROPERTY  INVOLVED  IN  THE
                       TRANSACTION.

   See  Exhibit  26    (CNG  Fixed  Asset  Report);
        Exhibit  2     (Preliminary  Merger  Proxy).


SECTION 16-1-61(A)(11) CERTIFIED COPY OF THE BOARD OF DIRECTORS RESOLUTIONS
                       APPROVING  THE  INITIATION  OF  THE  ACQUISITION.

   See  Exhibit  8     (CTG  Resources  Board  of  Directors  Resolutions).

                                                            APPENDIX II
                                                            Docket  No.  99-08
                                                            August  11,  1999
                                                            Consisting of 1 page

Exhibit                                  Title
-------  ---------------------------------------------------------------------------------

      1      Merger Agreement
      2      CTG Resources Preliminary Proxy Statement/Prospectus dated  7/ 30/99
      3      Energy East and CTG Resources Unaudited Pro Forma Combined Financial
             Statements
      4      CTG Resources SEC Form 10-K for the fiscal year ending 9/30/98
      5      CTG Resources SEC Form 10-Q for the period ending 12/31/98
      6      CTG Resources SEC Form 10-Q for the period ending 3/31/99
      7      CTG Resources SEC Form 10Q for the period ending 6/30/99
      8      CTG Resources Board of Directors Resolutions
      9      Energy East and CTG Resources Proposed Organization Chart and Officers - Post
             Merger
     10      Energy East and CTG Resources Proposed Boards of Directors - Post Merger
     11      Energy East SEC Form 10-K for year ended 12/31/98
     12      Energy East 1998 Annual Report
     13      Energy East SEC Form 10-Q for the period ending 3/31/99
     14      Energy East SEC Form 10-Q for the period ending 6/30/99
     15      Energy East SEC Form 8-K dated 4/23/99
     16      Energy East Notice of 1999 Annual Meeting and Proxy Statement
     17      Energy East SEC Form S-8/Registration Statement filed 12/17/98
     18      CTG Resources SEC Form 8-K dated 6/29/99
     19      Energy East Capital Structure and Ratios, Including Pro Forma
     20      Energy East Interest and Fixed Charge Coverages, Including Pro Forma
     21      CNG Audited 1998 Financial Statement
     22      CNG June 30, 1999 unaudited Financial Statement
     23      CNG Annual Report to DPUC on FERC Form No. 2 for the period ending
             9/30/98
     24      Existing CTG Resources Corporate Structure
     25      CTG Resources Capital Structure and Ratios
     26      CNG Fixed Asset Report
     27      CTG Resources 1998 Annual Report and 1998 Proxy
     28      Sworn Written Testimony of  Arthur Marquardt
     29      Sworn Written Testimony of Robert E. Rude
     30      Sworn Written Testimony of George E. Bonner